Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

         This EXECUTIVE EMPLOYMENT AGREEMENT ("EA") is made and entered into this 31st day of July, 2008, by and among Jerry Yu ("EXECUTIVE"), a resident of Shenzhen, China, and DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.., a Nevada corporation (the "COMPANY").

I.       EMPLOYMENT.

         A.       Commencing on September 1, 2008 ("Effective Date"), and for an indefinite period thereafter, Executive shall be employed pursuant to this EA by the Company, or by a designated subsidiary of the Company (the Company or such subsidiary, as the case may be, that employs Executive will be hereinafter referred to as the "EMPLOYER"). Executive's employment pursuant to this EA shall continue for an indefinite period, until terminated by either Executive or Employer.

         B.       Subject only to the provisions of Sections III. and VII., Executive's employment shall be "at-will," meaning that either Executive or Employer may terminate it at any time, with or without any advance notice and with or without any particular reason or cause or advance procedures. It also means that Executive's job duties, responsibilities, title, reporting level, regular place of employment, compensation, benefits and Employer's policies and procedures can be changed, in the sole discretion of Employer, at any time, with or without advance notice and with or without any particular reason or cause or advance procedures.

         C.       In agreeing to be employed pursuant to this EA, Executive represents and warrants that Executive has not previously entered into, and in the future shall not enter into, any agreement, either written or oral, that conflicts with any of Executive's obligations under this EA or may be an impediment to Executive providing services under this EA.

II.      POSITION.

         A.       Executive shall be employed by Employer on a regular full-time basis, with the job title of Executive Vice President, reporting to the Chief Executive Officer. Executive shall have such job duties and responsibilities commensurate with such position, which may change as Employer's business needs and market conditions change from time-to-time.

         B.       Executive's initial, regular place or base of employment shall be at the Company's main business office in Shenzhen, China.

         C.       During Executive's employment with Employer, Executive shall devote Executive's full business time, best efforts, abilities, energies and skills to the good faith performance of Executive's job duties and responsibilities hereunder, and shall perform said duties and responsibilities at all reasonable times and places in accordance with reasonable directions and requests made by the Employer consistent with Executive's position and Employer's business needs as determined by Employer. Executive shall not engage in any other employment, business, or business-related activity unless Executive receives prior written approval from Employer's Board of Directors to hold such outside employment or engage in such business or activity, which written approval shall not be unreasonably withheld if such outside employment, business or activity would not in any way be competitive with the business or proposed business of Employer or otherwise conflict with or adversely affect in any way Executive's ability to fulfill Executive's obligations under this EA. Executive shall not be required to receive prior written approval for activities related to family investments or charitable organizations.

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Executive Employment Agreement

III.     CASH COMPENSATION.

A.       Salary Compensation.

                  1.       Executive shall earn and be paid a salary, at a monthly rate of Seventy thousand (70,000) RMB.  Payments to Executive shall be denominated in RMB, USD or HKD of the equivalent amount.

                  2.       Executive's salary shall be paid at periodic intervals in accordance with Employer's regular payroll schedule and practices.

                  3.       Executive's salary rate shall be reviewed from time-to-time, generally on an annual basis, and may be increased by the Compensation Committee of Company's Board of Directors ("Compensation Committee") in its sole discretion.

B.       Annual Bonus Compensation Opportunities. As a performance and retention incentive, Executive shall be eligible to earn an annual bonus award.  The terms and conditions of each such annual bonus award opportunity shall be provided in writing to Executive not later than January 31 of each calendar year for that calendar year and shall be attached to this Agreement each year as Attachment 1. However, the following will apply to each annual bonus award opportunity made available to Executive during Executive's employment with Employer.

                  1.       Each annual bonus award opportunity will be conditioned on Employer's achievement of calendar year revenue and net income objectives, and any other objectives, established in the discretion of the Board for the calendar year.

                  2.       Each annual bonus award opportunity also will be conditioned on Executive's full-time active services to Employer continuously through the calendar year. However, should the Executive be terminated without cause, leave for good reason, die or become permanently disabled, the Executive or his estate will be entitled to all bonus compensation that has been earned in accordance with the terms of the then applicable annual bonus award opportunity but not yet paid at the time of Executive's departure, death or permanent disability, including any bonus compensation earned for partial portions of a calendar year.

                  3.       It is the intent of Employer, generally, to pay annual bonuses no later than March 15 of the next calendar year, after Employer's audited financial statements for the calendar year just ended have been prepared and approved by the Board.

                  4.       The Employer may provide for periodic progress bonus awards against the total annual bonus opportunity.

C.       Discretionary Bonuses. To the extent Employer exceeds both of its revenue and net income and/or any other objectives established for a calendar year by the Board, Executive shall be eligible for a discretionary bonus award, which would be in addition to Executive's annual bonus award opportunity. Whether to grant such additional bonus award and, if so, in what form and amount, shall be determinations made by the sole discretion of the Board.

D.       Guaranteed Compensation.  Executive shall be paid cash compensation as outlined in Section III A. above for a period of 3 years after the Effective Date as defined in Section I.B of this EA, regardless of Executive’s employment status with the company, unless Executive has been terminated with CAUSE.

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         E.       Withholdings. All cash compensation paid to Executive pursuant to this EA, including any Severance Benefits per Section VII.B., shall be subject to (i) any and all applicable federal, state and local income and employment withholding taxes; (ii) other amounts required to be deducted or withheld by Employer under applicable law or order requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees; (iii) such other withholdings and deductions as may be allowed by applicable law; and (iv) such other withholdings and deductions as may be authorized in writing by Executive.

IV.      EMPLOYEE BENEFITS & EXPENSES.

         A.       Employee Benefits. Executive shall be eligible to participate in all employee benefits and benefit plans generally made available to executive employees of Employer from time-to-time, subject to the terms, conditions and relevant qualification criteria for such benefits and benefit plans. Employer, in its discretion, may change from time-to-time the employee benefits and benefit plans it generally makes available to its executive employees.

         B.       Expenses & Expense Reimbursement. Executive shall be entitled to reimbursement from Employer of all reasonable and necessary business, travel and entertainment expenses incurred by Executive in the performance of Executive's job responsibilities hereunder, subject to the expense reimbursement policies and procedures of Employer in effect from time-to-time which, at minimum, shall require completion and submission of expense reimbursement request forms and receipts evidencing such expenses.

V.       EQUITY

         A.       Grant. Executive shall be granted shares of Company common stock ("Stock Grant") as to be determined by the Company’s Board of Directors for each year (12 months) of service with the Company. The Stock Grant will be granted to the extent permissible under applicable law.  Each annual Stock Grant will vest over one (1) year in four (4) quarterly installments , provided that Executive has continuously provided active services to Employer throughout each relevant quarter. The Stock Grant will be evidenced by the Company's form of stock grant agreement, and will be subject to the terms and conditions of that agreement. Executive will be eligible for future additional stock grants and stock option grants at the discretion of the Board of Directors.

         B.       Stock Grant and Options & Change in Control. Each stock grant and stock option granted shall contain the following terms relative to a "Change in Control" (defined in Section VI.B.2., below).

                  1.       Immediately upon a "Change in Control," fifty percent (50%) of all of Executive's then-outstanding stock grant and stock option shares, under each stock grant and stock option granted to Executive, shall immediately vest and be exercisable, unless Executive's then-outstanding options are not assumed by the surviving entity in such Change in Control transaction, in which case, one hundred percent (100%) of Executive's then-outstanding stock grant and stock option shares, under all stock grants and stock options granted to Executive, shall immediately vest and be exercisable.

                  2.       If Executive's employment with the Company or a successor is terminated "Without Cause" (defined in Section VI.C., below) by the Company or its successor within 12 months after the effective date of a "Change in Control," or if Executive terminates his employment with the Company or its successor for "Good Reason" within 12 months after the effective date of a "Change in Control", then one hundred percent (100%) of Executive's then-outstanding stock grant and stock option shares, under each stock grant and stock option granted to Executive, shall immediately vest and be exercisable as of the effective date of Executive's termination of employment ("TERMINATION DATE") provided that the conditions of Section VII.A.2. and Section VII.B.2.a.-b., below, have been satisfied by Executive no later than 90 days after the Termination Date.

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         C.       Stock Grant at Death or Permanent Disability. The terms of the Stock Grant and each stock grant or stock option granted after the Stock Grant shall provide that one hundred percent (100%) of Executive's then-outstanding stock grant share and option shares, under all stock grants and stock options granted to Executive, shall immediately vest and become exercisable in the event of Executive's death or permanent disability.

VI.      TERMINATION OF EMPLOYMENT

Although Executive's employment shall be "at-will," termination of the employment relationship between Executive and Employer shall be classified in one of the following categories, for the limited purpose only of the Severance Benefit Opportunity of Section VII.B., below:

         A.       By Employer for Cause. Termination of Executive's employment by Employer for "CAUSE" means a termination by Employer of Executive's employment for any of the following reasons, upon written notice to Executive at any time:

                  1.       Executive's conviction or plea of nolo contendre to a felony offense or crime of violence or dishonesty; or

                  2.       The Company's good faith determination, upon majority vote of Company's Board of Directors, that:

                           a.       Executive has engaged in theft, fraud, embezzlement or dishonest conduct with respect to any property or funds of Employer, any affiliate, subsidiary or parent of Employer, or of any vendor, partner, employee or customer of Employer that is harmful to Employer, to an affiliate, subsidiary or parent of Employer or to the business, operations, reputation or business prospects of any of them;

                           b.       Executive has breached any of his obligations under the Confidential Information Agreement signed by Executive as a condition of this EA;

                           c.       Executive has engaged in an act of misconduct which has had an adverse effect on the business, operations, reputation or business prospects of Employer or of an affiliate, subsidiary or parent of Employer; or

         B.       By Executive for Good Reason.

                  1.       Termination of Executive's employment by Executive shall qualify as a termination by Executive for "GOOD REASON" if all of the following conditions are met:

                           a.       Executive shall have given advance written notice of termination to Employer ("NOTICE"), in accordance with Section VIII.H., below, that includes the following:

                                    (1)      a description of the act, omission or breach giving rise to the Notice, and

                                    (2)      a date on which Executive intends the termination to be effective ("Termination Date"), that is no earlier than 30 days after the date the Notice is delivered to the Employer;

                           b.       The act, omission or breach described in the Notice is one of the following:

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                                    (1)      A reduction, without Executive's consent, of Executive's salary rate or bonus award opportunity by more than ten percent (10%), unless the salary rates of all Employer's executive-level employees also have been reduced by at least such percent;

                                    (2)      A relocation, without Executive's consent, of Executive's regular place or base of employment by more than fifty
(50) miles; or

                                    (3)      A breach by Employer of one or more of its obligations under this EA; and

                           c.       The act, omission or breach described in the Notice first occurred:

                                    (1)      During the 12 months after the effective date of a "Change in Control" of the Company, or

                                    (2)      No earlier than 90 days before the date the Notice is delivered to the Employer; and

                           d.       The Employer failed to remedy, before the Termination Date, the act, omission or breach described in the Notice.

                  2.       A "CHANGE IN CONTROL" means a change in the ownership or control of the Company, effected through any of the following transactions first occurring after the Company's IPO, and excluding the Company's IPO:

                           a.       A merger, consolidation or reorganization approved by the Company's stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor entity are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the outstanding voting securities of the Company immediately prior to such transaction;

                           b.       Any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company; or

                           c.       The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities.

         C.       Without Cause. Executive's employment is terminated "WITHOUT CAUSE" if it is terminated in any of the following circumstances:

1.       Due to Executive's death; or

2.       Due to Executive's "DISABILITY" which shall mean a termination upon written notice, or on such prospective date specified in such notice, delivered by the Employer to Executive, due to Executive's inability, either with or without reasonable accommodation, by reason of any physical or mental injury, illness or impairment, to substantially perform the essential functions required of Executive under this EA for a period of six (6) months during any rolling 12 month period; or

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                  3.       upon any notice, written notice, or on such prospective date specified in such notice, delivered by the Employer to Executive, for a reason other than any of the reasons described as "Cause" in Section VI.A., above; or

                  4.       upon any notice, written notice, or on such prospective date specified in such notice, delivered by Executive to the Employer, for a reason other than a reasons and the conditions that qualify as "Good Reason" under Section VI.B.1., above.

VII.     OBLIGATIONS UPON TERMINATION.

         A.       Any Termination. In addition to any other obligations that may apply under the Confidential Information Agreement and/or under this EA, the Parties shall have the following obligations upon any termination of their employment relationship pursuant to this EA:

                  1.       Employer:

a.       Employer shall pay Executive (or Executive's estate) any unpaid cash compensation earned by Executive pursuant to this EA through the Termination Date if the Termination date is greater than 3 years after the Effective Date; and

b.       Employer shall pay Executive (or Executive’s estate) cash compensation equivalent to 3 years remuneration as outlined in Section III above if the Termination date is less than 3 years after the Effective Date regardless of the reason for termination of the employment relationship between Executive and Employer; and

c.       Employer shall allow Executive and/or Executive's dependents, at their sole cost and expense, to continue participation after the Termination Date in those group health benefit plan in which Executive and/or Executive's dependents are entitled to participate pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

d.       Employer shall allow Executive and/or Executive's estate, at their sole cost and expense, to exercise all of Executive's vested stock grant and stock option shares, including those vested consistent with Section V.B., in accordance with the terms and conditions of the applicable stock grant and stock option agreements that govern such shares.

                  2.       Executive:

                           a.       No later than fifteen (15) days after the Termination Date, Executive shall return to Employer all items of property that had been provided for Executive's use during employment with Employer or with any of its predecessors, or had been paid for by Employer or any of its predecessors, and

                           b.       No later than fifteen (15) days after the Termination Date, Executive shall return to Employer all documents created or received during the course of Executive's employment with Employer or with any of its predecessors, except Executive may retain Executive's personal copies of documents evidencing Executive's hire, compensation, benefits, stock options, this EA, the Confidential Information Agreement and any documents that may have been received by Executive as a shareholder of the Company.

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         B.       Severance Benefit Opportunity. Subject to the conditions of Section VII.B.2.-3., below, Employer shall provide Severance Benefits to Executive for the Severance Period in the event that Executive's employment with Employer (i) is terminated by Employer without Cause or (ii) is terminated by Executive for Good Reason. Such Severance Benefits, if and to the extent provided, are not compensation for past services or labor performed by Executive, but to preserve the goodwill existing between the Parties, to resolve any disputes or disagreements that may exist between them relating to Executive's employment and the termination thereof, and to assist Employer and Executive to move onto other business and employment opportunities, respectively.

                  1.       Severance Benefits during Severance Period. The "SEVERANCE PERIOD" shall be twelve (12) months measured from the Effective Date of the Post Termination General Release of All Claims Agreement. If the start-date of the SEVERANCE PERIOD begins before the 2 year anniversary of the Effective Date as defined in Section I.B of this EA, then no SEVERANCE BENEFITS shall be due to Executive.  If the start-date of the SEVERANCE PERIOD begins at or after the 2 year anniversary of the Effective Date as defined in Section I.B of this EA, then all SEVERANCE BENEFITS shall be due to Executive as defined below for the entire SEVERANCE PERIOD. If SEVERANCE BENEFITS are due, then they will supersede and replace the guaranteed compensation as defined in Section III.D of this EA.  “SEVERANCE BENEFITS" shall consist of the following:

                           a.       Post-Termination Payments. Periodic payments, at the Executive's monthly salary rate in effect just prior to the time of the act or omission resulting in Executive's termination ("SEVERANCE PAYMENTS"). Such payments shall be paid at periodic intervals in accordance with Employer's regular payroll schedule and practices.

                           b.       COBRA Premium Payments. At Employer's full expense, continuation coverage for Executive and Executive's eligible dependent(s), existing as of the Termination Date, under Employer's group health plans, subject to the terms, conditions and election requirements of COBRA or applicable state law counterpart to COBRA ("PAID HEALTH PLAN COVERAGE"). Any additional period of post-termination health plan coverage to which Executive and Executive's dependents may be eligible under COBRA, or under a state law counterpart to COBRA, after expiration of COBRA Premium Benefits provided under this Section VII.B.1.b., shall be at Executive's full personal cost and expense.

                  2.       Severance Benefit Conditions & Limitations.

                           a.       Executive shall provide, cooperatively and in good faith, to those person(s) designated by Employer, all information necessary to effectively transition to others Executive's job, technical, operational and financial information and knowledge, work product and pending work, as and to the extent requested by Employer during the 60 day period after the Termination Date.

                           b.       In order to receive and continue to receive Severance Benefits, Executive must comply with Executive's obligations under the Confidential Information Agreement in accordance with its terms, and must comply with the restrictions of this Section VII.B.2.c. For the purposes of this Section VII.B.2.c., the following definitions shall apply: (i) "BUSINESS" means the development, marketing and sales of technology-based processing solutions for the execution, clearing, custody and settlement of securities, commodities and/or foreign exchange transactions; (ii) "CUSTOMER" means any person, entity or business that was a customer, or was specifically targeted to become a customer, of the Employer or the Company during the one (1) year period prior to the Termination Date; (iii) "TERRITORY" means and includes each of the fifty (50) states of the United States of America, and China; and (iv) "SERVICE PROVIDER," means any person who is during the Severance Period, and was at any time during the one (1) year period prior to the Termination Date, an employee, consultant, or independent contractor of the Employer or the Company.

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                                    (1)      Non-Solicitation of Service Providers. During the Severance Period, Executive shall not, anywhere in the Territory, on Executive's own behalf or on behalf of any other person or entity, either directly or indirectly recruit, encourage or solicit any Service Provider to leave or reduce that Service Provider's employment with or services to the Employer or to the Company

                                    (2)      Non-Solicitation of Customers. During the Severance Period, Executive shall not, anywhere in the Territory, on Executive's own behalf or on behalf of any other person or entity, either directly or indirectly, contact, recruit, encourage or solicit any Customer with respect to the Business.

                                    (3)      Non-Competition. During the Severance Period, Executive shall not, anywhere in the Territory, whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, joint venture partner, trustee, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, either directly or indirectly (on Executive's own behalf or on behalf of any other person or entity) (a) engage in the Business or (b) permit Executive's name to be used in the Business. Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, up to two percent (2%) of any class of "publicly traded securities" of any business that is competitive with or similar to the Business or any person who owns a business that is competitive with or similar to the Business.  Executive acknowledges and agrees that each of the restrictions of Section VII.B.2.c. is reasonable with respect to subject matter, length of time, and geographic area, and will not prevent Executive from pursuing an occupation or living during the Severance Period.

                  d.       In the event that Executive breaches any of Executive's obligations under Section VII.B.2.c., above, prior to expiration of the Severance Period:

                           (1)      Executive shall cease to be entitled to any further Severance Benefits, otherwise to be provided under Section VII.B.1., above, except that Executive shall be eligible to receive or retain, as the case may be, Severance Benefits equal to fifty percent (50%) of the total amount of Severance Benefits to which Executive otherwise would have been eligible to receive in the absence of such breach; and

                           (2)      Employer shall be entitled to recover from Executive any and all amounts that may have been paid to or on behalf of Executive as Severance Benefits in excess of fifty percent (50%) of the total amount of Severance Benefits to which Executive otherwise would have been eligible to receive in the absence of Executive's breach; and

                           (3)      Employer shall be entitled to take any and all action(s) necessary to pursue legal and equitable remedies against Executive, including, without limitation, injunctive relief.

                  e.       Severance Benefits provided under Section VII.B.1., above, shall in all cases be reduced by any payments or benefits to which Executive may be entitled under the federal Worker Adjustment Retraining Notification Act, and/or under any applicable state law counterpart statute.

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                  f.       Severance Benefits under Section VII.B.1., above, shall be the only severance and/or measure of damages or loss, to which Executive shall be entitled upon any termination of Executive's employment with Employer. Except as set forth in Section VII.A.1., above, no other amounts or benefits shall be owed to Executive including, but not limited to, under any other plan, program or practice of Employer or of any subsidiary, affiliate or parent of Employer.

                  3.       Delayed Commencement Date for Severance Benefits.
Notwithstanding any provision to the contrary in this EA, no Severance Benefits to which Executive otherwise becomes entitled under this EA, shall be made or provided to Executive prior to the EARLIER of (i) the expiration of the six (6)-month period measured from the date of his "separation from service" with the Employer (as such term is defined in Treasury Regulations issued under Section 409A of the Internal Revenue Code("Code")) or (ii) the date of his death, if Executive is deemed at the time of such separation from service to be a "key employee" within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all Severance Benefits that otherwise would have payable to Executive during the deferral period shall be paid or reimbursed to Executive in a lump sum, and any remaining Severance Benefits due to Executive pursuant to this EA shall be paid or provided in accordance with Section VII.B.1.

VIII. MISCELLANEOUS.

         A.       Governing Law. This EA shall be construed and interpreted in accordance with the laws of State of Nevada.

         B.       Severability. Should any provision (or portion of provision) of this EA become or be deemed unenforceable, such unenforceability will not affect any other provision and this EA shall be construed as if such unenforceable provision (or portion of provision) had never been contained herein, except that if the restrictions of VII.B.2.c.(2)-(3)., are found to be unenforceable, Executive shall not be entitled to more than 50% of the Severance Benefits provided by Section VII.B.1.

         C.       Remedies. Except as otherwise provided herein, all rights and remedies provided pursuant to this EA or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. Either of the Parties may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of the other party's breach hereunder or may pursue any other available remedy.

         D.       Arbitration. Any and all disputes by and among any of the Parties that arise from or relate to this EA shall be resolved through final and binding arbitration which shall be instead of any civil litigation, except to the extent specifically set forth in Section VIII.D.5., below. Each of the Parties hereby waives their respective right to a jury trial as to such disputes, and understands and agrees that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. The provisions of this Section VIII D. shall replace and supersede the provisions of Section 5 of the Confidential Information Agreement in its entirety.

                  1.       Arbitration shall be conducted in Las Vegas, Nevada, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA Rules") then in effect and to the extent consistent with applicable law, although the arbitrator shall be selected by mutual agreement of the parties and need not be a panel member of the American Arbitration Association. It is the Parties' intent that, prior to initiating arbitration proceedings, the Parties shall mediate their dispute with one another in a good faith attempt to avoid the necessity of resolving their disputes through arbitration proceedings.

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                 2.       The arbitrator shall allow the discovery authorized and/or required by applicable law in arbitration proceedings, including but not limited to discovery available under applicable State and/or federal arbitration statutes, including the Federal Arbitration Act.

                  3.       The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by applicable law in connection with the asserted claims or disputes. The arbitrator's award shall be subject to correction, confirmation, or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards.

                  4.       Each party to the arbitration shall bear their own respective attorneys' fees and costs incurred in connection with the arbitration; and the parties shall share equally the arbitrator's fees, unless law applicable at the time of the arbitration hearing requires otherwise. The arbitrator shall award attorneys' fees and costs of arbitration to the prevailing party. If there is a dispute as to which of the Parties is the prevailing party in the arbitration, the Arbitrator will decide this issue.

                  5.       Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of Sections 2 and 4 of the Confidential Information Agreement may, at the election of the Company in its sole discretion, be brought in any state or federal court of competent jurisdiction. In connection therewith, Executive acknowledges that his breach of or other failure to comply with any provision of the foregoing Sections would cause irreparable harm to the Company for which there is no adequate remedy at law, and that in the event of such breach or failure the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance, or other equitable relief to prevent the violation of his obligations thereunder.

                  6.       To the extent that any of the AAA Rules or anything in this Section VIII.D. conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. In the event Executive is a registered representative under the rules of the National Association of Securities Dealers, Inc. ("NASD"), then notwithstanding anything to the contrary in this Section, if required by the rules of the NASD, the arbitration shall be conducted in accordance with the rules and procedures of the NASD, the Company's Employee Handbook and other Company documentation (each of which contain policies and procedures relating to NASD arbitration).

         E.       Assignment; Successors. This EA may not be assigned by Executive. This EA may be assigned by Employer, upon written notice to Executive, and shall be binding on the successors of Employer.

         F.       Changes to Agreement. This EA may only be changed by another written agreement signed by Executive and by a duly authorized representative of Company. Notwithstanding the foregoing, the Company reserves the right to amend this EA in any way that the Company in good faith determines may be advisable to help ensure compliance with Section 409A of the Code and any regulations or other guidance thereunder (together, "Section 409A"). Any such amendment shall preserve, to the extent reasonably possible and in a manner intended to satisfy Section 409A and avoid the imputation of penalties or taxes under Section 409A, the original intent of the parties and the level of benefits hereunder.

         G.       Counterparts. This EA may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         H.       Notices. Notice under this EA, including any change to the following and assignment of this EA by the Company, shall be delivered as follows:

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                  To the Company:   DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD..
                                    23rd Floor, Building A, Galaxy Century
                                    3069 Caitian Road, Futian District
                                    Attn: Board Chairman

                  To: Executive:    Jerry Yu
                                    23rd Floor, Building A, Galaxy Century
                                    3069 Caitian Road, Futian District

         I.       Complete Agreement. There are no promises, representations or commitments made by, between or among Executive and Employer regarding the subjects covered by this EA that do not appear expressly written in this EA. In executing this EA, each of the Parties represents and warrants to the others that it is not relying on any promises, representations, negotiations, statements or commitments that are not expressly set forth in this EA. This EA supersedes, cancels and replaces any and all prior verbal and written agreements between the Parties regarding any of the subjects covered by this EA.

IN WITNESS WHEREOF, the Parties have executed this EA as of the date first above written.

EXECUTIVE:

/s/ Jerry Yu
Name: Jerry Yu
July 31, 2008

THE COMPANY
Diguang International Development Co., Ltd.,:

/s/ Yi Song
By: Yi Song
Title: Board Chairman, President and Chief Executive Officer
July 31, 2008

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